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                                                                    Exhibit 99.2

                           UNIFAB INTERNATIONAL, INC.
                                 CURRENT EVENTS

New Iberia, LA - (Market Wire) - May 28, 2004-- UNIFAB International, Inc. (the "Company") (NASDAQSC: UFAB) reports that it has received notice that its common stock will be delisted from the NASDAQ SmallCap Market because the company does not comply with NASDAQ's financial requirements for listing. "Our company does not meet the NASDAQ market capitalization requirement, the stockholders' equity requirement or the requirement for net income from operations," said William A. Hines, the principal executive officer of UNIFAB. "We do not anticipate that UNIFAB will meet any of those requirements in time to prevent our delisting from the NASDAQ SmallCap Market. We have been notified that the NASDAQ may take final action on or around June 16, 2004."

The Company anticipates that following delisting of its common stock from the Nasdaq SmallCap Market shares of its common stock may be traded from time to time in the over the counter market.

UNIFAB International, Inc. is a custom fabricator of topside facilities, equipment modules and other structures used in the development and production of oil and gas reserves. In addition, the Company designs and manufactures specialized process systems and refurbishes and retrofits existing jackets and decks.

Statements made in this news release regarding UNIFAB's expectations as to future operations and other statements included herein that are not statements of historical fact are forward-looking statements that depend upon the following factors, among others: continued demand for the services provided by UNIFAB, the availability of skilled employees and the ability of UNIFAB to increase its profits and stockholders equity. Should any of these factors not continue as anticipated, actual results and plans could differ materially from those expressed in the forward-looking statements.

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